Exhibit 4.5
CERTIFICATE OF TRUST
OF
METLIFE CAPITAL TRUST VII
     THIS Certificate of Trust of MetLife Capital Trust VII (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq., as amended from time to time) (the “Act”).
1.	Name. The name of the statutory trust formed by this Certificate of Trust is MetLife Capital Trust VII.
2.	Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are:
The Bank of New York (Delaware)
100 White Clay Center
Route 273
Newark, DE 19711
3.	Effective Date. This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

THE BANK OF NEW YORK TRUST COMPANY, N.A., not in its individual capacity but solely as Property Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

THE BANK OF NEW YORK (DELAWARE), not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Janet M. Morgan Janet M. Morgan, not in her individual capacity but solely as Administrative Trustee

/s/ Joi M. Corrothers Joi M. Corrothers, not in her individual capacity but solely as Administrative Trustee

/s/ Joseph G. Puleo Joseph G. Puleo, not in his individual capacity but solely as Administrative Trustee